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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 FORM N-18F-1



                NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940









                             WEISS TREASURY FUND.
                      ----------------------------------
                           Exact name of Registrant
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                           NOTIFICATION OF ELECTION



          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.



                                   SIGNATURE



          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Palm Beach Gardens and the state of Florida on the 17th day of January, 1996.




                                         Weiss Treasury Fund
                                        ---------------------------------------
                                         Name of Registrant



                                   By:  /s/ John N. Breazeale
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                                           John N. Breazeale
                                           President



Attest:  /s/ Clara Maxcy
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